EXHIBIT 99.1

For Immediate Release

Meridian Bioscience Reports Third Fiscal Quarter 2017 Operating Results, Including Non-Cash Goodwill Impairment Charge, Declares Regular Cash Dividend, and Reaffirms Fiscal 2017 Guidance Excluding the Effect of Goodwill Impairment Charge

GENERAL HIGHLIGHTS

CINCINNATI, JULY 27, 2017 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

•
reported fiscal 2017 third quarter and first nine months net revenues of $50.1 and $151.1 million, respectively, a decrease of 1% and an increase of 1%, respectively, from the same periods of the prior fiscal year;

•	reported third quarter operating income of $4.3 million (including a $6.6 million non-cash goodwill impairment charge), a decrease of 69% from the same period of the prior fiscal year;

•
reported nine months operating income of $28.6 million (including a $6.6 million non-cash goodwill impairment charge), a decrease of 33% from the same period of the prior fiscal year, which included $1.5 million of costs associated with acquisition activity;

•
reported third quarter net earnings of $0.2 million, or $0.01 per diluted share, on a GAAP basis, decreases of 97% and 95%, respectively, compared to the fiscal 2016 third quarter.  On a non-GAAP basis, earnings were $6.9 million, or $0.16 per diluted share, decreases of 22% and 24%, respectively, compared to the fiscal 2016 third quarter.  Non-GAAP basis excludes the effect of a goodwill impairment charge (see non-GAAP financial measure reconciliation below);

•
reported first nine months net earnings of $15.8 million, or $0.37 per diluted share, on a GAAP basis, a 41% decrease compared to the same period of fiscal 2016.  On a non-GAAP basis, earnings were $22.5 million, or $0.53 per diluted share, a 20% decrease compared to the non-GAAP earnings of the first nine months of fiscal 2016. Non-GAAP basis excludes the effect of goodwill impairment in the fiscal 2017 period and the effect of costs associated with acquisition activity during the fiscal 2016 period (see non-GAAP financial measure reconciliation below);

•
announced the recording of a non-cash goodwill impairment charge of $6.6 million, on both a pre-tax and after-tax basis, in the third quarter of fiscal 2017.  Relating to the carrying value of the Company's Magellan Diagnostics subsidiary ("Magellan"), acquired in March 2016, the impairment reflects management's assessment of recent FDA activities associated with Magellan's blood lead tests using venous blood samples and the potential impacts on the timing and level of Magellan's operating results (see further detail below);

•	declared the regular quarterly cash dividend of $0.125 per share for the third quarter of fiscal 2017 (annual indicated rate of $0.50 per share);

•	reaffirmed fiscal 2017 guidance of per share diluted earnings between $0.64 and $0.69, excluding the effect of the goodwill impairment charge, on net revenues of $193 million to $199 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2017	2016	% Change	2017	2016	% Change
Net Revenues	$50,140	$50,665	-1%	$151,074	$149,084	1%
Operating Income	4,304	13,741	-69%	28,575	42,483	-33%
Net Earnings	240	8,754	-97%	15,831	26,738	-41%
Diluted Earnings per Share	$0.01	$0.21	-95%	$0.37	$0.63	-41%
Diluted Earnings per Share
excluding effect of goodwill
impairment charge (Q3-17) and
acquisition-related costs (Q2-16)
(see non-GAAP financial
measure reconciliation below)	$0.16	$0.21	-24%	$0.53	$0.66	-20%

	June 30,
	2017	2016
Cash and Equivalents	$55,253	$45,803
Working Capital	109,188	106,672
Long-term Debt	55,763	59,101
Shareholders' Equity	167,549	168,853
Total Assets	245,143	254,946

NON-CASH GOODWILL IMPAIRMENT CHARGE

During the quarter, the Company recorded a non-cash impairment charge of $6.6 million related to the carrying value of its Magellan subsidiary, acquired in March 2016.  On June 29, 2017, the FDA, in connection with its recent Safety Notification and quality system inspection, issued its Form FDA 483 to Magellan.  Because one of the Form FDA 483 observations involves a Medical Device Report, we expect that the FDA will issue a Warning Letter requiring periodic reporting on our remediation progress.  Upon evaluation of the Form FDA 483 and potential Warning Letter, we believe we may experience further delays in reinstating venous blood sample testing on our LeadCare products, and in obtaining 510(k) clearance for new Magellan products. We may also have delays in obtaining export certifications for Magellan products during the remediation period.  It is the quantitative assessment of the impacts of these expected further delays that has resulted in the goodwill write-down during the quarter. Given all of the factors considered, we do not anticipate, at this time, any further goodwill impairment charge from the Magellan acquisition.

This impairment charge does not impact our cash flow, our dividend or our bank covenants. Our outlook for Magellan's LeadCare® II testing volume, utilizing capillary blood sample testing, continues to be healthy. In the 60+ days since the FDA released its Safety Notification (which pertained to venous blood lead testing performed on the systems produced by Magellan), 176 new LeadCare II systems have been placed in physician offices and clinics. For the nine months ended June 30, 2017, LeadCare II placements have increased 11% over the prior year comparable period. These placements and ongoing placements of LeadCare II point-of-care systems and related capillary blood testing are expected to drive revenue growth in 2018 and beyond.

The matters connected with the FDA Safety Notification occurred at Magellan prior to Meridian's acquisition of the company. Meridian is committed to working diligently to strengthen Magellan's quality system and to address the observations noted in the Form FDA 483 with the highest sense of urgency.  We believe point-of-care lead testing is critical to addressing elevated lead levels among children and adults across the globe, as testing at the point-of-care improves compliance and facilitates patient education and intervention.

Beyond the impact of the impairment charge previously noted, we believe the impact on revenue related to the FDA's Safety Notification was $0.2 million during the quarter. This represents the impact of reduced venous blood sample testing sales from the time of the May 17th Safety Notice through June 30, 2017. The costs associated with the matter were less than $0.1 million, resulting in a total impact of less than $0.01 on diluted earnings per share for the quarter.

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer and Chairman of the Board said, "Our overall business continued to stabilize, with third quarter fiscal 2017 consolidated revenues declining 1% (flat on a constant currency basis), reflecting continued strong performance from both of our Life Science units, largely offset by modest declines in our Diagnostics segment. Our Life Science segment revenues grew 8% (10% in constant currency), while the Diagnostics segment declined 4% (also 4% in constant currency).

Within the Life Science segment, our molecular components unit grew 10% (15% in constant currency) and our immunoassay components unit grew 7% (also 7% in constant currency). New molecular components launched in the last year and growth in antigen and antibody sales in the Asia Pacific region continued to drive increases in revenue for these units.

With respect to the Diagnostics segment, our core diagnostics unit posted a revenue decline of 3.5% (3% in constant currency). Importantly, we saw improvement in several key product categories, including foodborne testing (11% growth), H. pylori (5% growth), and molecular products excluding C. difficile (9% growth). We are seeing some degree of stabilization in our C. difficile business, with revenues averaging $5 million per quarter over the last three quarters. Customers are exploring a variety of different testing algorithms (molecular, toxin, antigen testing), presenting an opportunity as we offer tests in each of these formats and can provide a total solution. Many of our competitors do not offer this range of product formats. Revenues for our Magellan diagnostics unit declined 9% (also 9% in constant currency) as a result of the combined effects of lower revenue from venous blood testing in the quarter and favorable acquisition-related matters in the previous year.

Our consolidated revenues for the nine months ended June 30, 2017 increased 1% (2% in constant currency). Our Life Science segment revenues grew 12% (14% in constant currency), while the Diagnostics segment declined 2% (also 2% in constant currency). Within the Life Science segment, our molecular components unit grew 7% (13% in constant currency) and our immunoassay components unit grew 15% (also 15% in constant currency). Again, new molecular components and growth in antigen and antibody sales in the Asia Pacific region continue to drive increases in revenue for these units. Within the Diagnostics segment, the core diagnostic unit posted a revenue decline of 10.5% (10% in constant currency). While the rebuilding continues, the core diagnostic unit is showing signs of stabilization as we improved performance in many key product categories in the third quarter, as noted above. Revenues for our Magellan unit increased $8.4 million for the year representing the inclusion of nine months of revenue in fiscal 2017 versus three months of revenue in fiscal 2016. On a pro forma basis including the pre-acquisition period, Magellan revenues increased 6% for the nine month period.

With regard to the recent FDA issues within Magellan Diagnostics which occurred prior to our acquisition in March 2016, we are committed to remediating both specifically noted quality weaknesses, as well as undertaking a complete upgrade of their quality system.  Our global reputation for quality and compliance is world class, and our intention is to elevate Magellan to that same standard.

As we enter the fourth quarter and prepare for the start of Fiscal 2018, we expect that our investments in research and development will increase, as new tests and new diagnostic platforms move towards commercialization.  These strategic investments are expected to have no impact on our previously-stated fiscal 2017 guidance.  Finally, as we celebrate our 40th year, we are proud that we have been an innovator in biomedical tests and technologies, while consistently remaining profitable and financially efficient throughout our history.  Our balance sheet is solid and we continue to evaluate opportunities for collaboration and for potential acquisitions."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.125 per share for the third quarter ended June 30, 2017.  The dividend is payable on August 17, 2017 to shareholders of record as of the close of business on August 7, 2017.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings on both a GAAP and non-GAAP basis, cash flow requirements and future business developments, including any acquisitions and other factors deemed relevant by the Board.

FISCAL 2017 GUIDANCE REAFFIRMED,
EXCLUDING THE EFFECT OF GOODWILL IMPAIRMENT CHARGE

For the fiscal year ending September 30, 2017, management expects net revenues to be in the range of $193 million to $199 million and per share diluted earnings to be between $0.64 and $0.69, excluding the effect of the goodwill impairment charge.  The per share estimates assume an increase in average diluted shares outstanding from approximately 42.4 million at fiscal 2016 year end to approximately 42.6 million at fiscal 2017 year end.  The revenue and earnings guidance provided in this press release is derived from expected internal growth and does not include the impact of any acquisitions the Company may complete during fiscal 2017.

FINANCIAL CONDITION

The Company's financial condition remains sound.  At June 30, 2017, current assets were $129.2 million compared to current liabilities of $20.0 million, resulting in working capital of $109.2 million and a current ratio of 6.5.  Cash and equivalents were $55.3 million, and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which relate to the 2016 acquisition of Magellan, totaled $55.8 million as of June 30, 2017.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2017 and fiscal 2016.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net revenues	$50,140	$50,665	$151,074	$149,084
Cost of sales	18,943	17,756	56,896	51,020
Gross profit	31,197	32,909	94,178	98,064

Operating expenses
Research and development	3,906	3,546	11,218	10,056
Selling and marketing	7,885	8,085	23,411	21,738
General and administrative	8,474	7,537	24,346	22,306
Goodwill impairment charge	6,628	-	6,628	-
Acquisition-related costs	-	-	-	1,481
Total operating expenses	26,893	19,168	65,603	55,581

Operating income	4,304	13,741	28,575	42,483
Other expense, net	(358)	(340)	(780)	(591)
Earnings before income taxes	3,946	13,401	27,795	41,892
Income tax provision	3,706	4,647	11,964	15,154
Net earnings	$240	$8,754	$15,831	$26,738

Net earnings per basic common share	$0.01	$0.21	$0.38	$0.64
Basic common shares outstanding	42,203	42,076	42,184	42,000

Net earnings per diluted common share	$0.01	$0.21	$0.37	$0.63
Diluted common shares outstanding	42,593	42,463	42,556	42,379

The following table sets forth the unaudited segment data for the interim periods in fiscal 2017 and fiscal 2016 (in thousands).

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net revenues
Diagnostics	$35,949	$37,523	$107,529	$110,178
Life Science	14,191	13,142	43,545	38,906
	$50,140	$50,665	$151,074	$149,084
Operating Income
Diagnostics	$914	$9,886	$17,152	$31,412
Life Science	3,388	3,696	11,226	11,086
Eliminations	2	159	197	(15)
	$4,304	$13,741	$28,575	$42,483

NON-GAAP FINANCIAL MEASURES
In this press release, we have supplemented our reported GAAP financial information with information on net earnings, basic earnings per share and diluted earnings per share, excluding the effect of a goodwill impairment charge on the fiscal 2017 periods and the effect of costs associated with acquisition activity on the fiscal 2016 periods, as applicable, each of which is a non-GAAP financial measure.  We believe this information is useful to an investor in evaluating our performance because:
1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of goodwill impairment and non-routine costs related to acquisition activity; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the goodwill impairment charge and costs of acquisition activity noted above, in the tables below for the three and nine month periods ended June 30, 2017 and 2016.
These non-GAAP measures may be different from non-GAAP measures used by other companies.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP.  Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

	Three Months			Nine Months
	Ended June 30,			Ended June 30,
	2017		2016	2017		2016
Net Earnings -
U.S. GAAP basis	$240		$8,754	$15,831		$26,738
Goodwill impairment charge	6,628		-	6,628		-
Acquisition-related costs, net of tax	-		-	-		1,233
Adjusted Earnings	$6,868		$8,754	$22,459		$27,971

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.01		$0.21	$0.38		$0.64
Goodwill impairment charge	0.16		-	0.16		-
Acquisition-related costs, net of tax	-		-	-		0.03
Adjusted Basic EPS	$0.16	*	$0.21	$0.53	*	$0.67

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.01		$0.21	$0.37		$0.63
Goodwill impairment charge	0.16		-	0.16		-
Acquisition-related costs, net of tax	-		-	-		0.03
Adjusted Diluted EPS	$0.16	*	$0.21	$0.53		$0.66
*Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's actual results, financial condition, or continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property.  Meridian relies on proprietary, patented and licensed technologies. As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian's earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K, and other periodic filings with the Securities and Exchange Commission contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agri-bio industries engaged in research. Its products are also used by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agri-bio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

Contact:
John A. Kraeutler
Chairman, Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email: mbi@meridianbioscience.com

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